UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2005

PRUDENTIAL FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	001-16707	22-3703799
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

751 Broad Street

Newark, New Jersey 07102

(Address of principal executive offices and zip code)

(973) 802-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

As previously reported on a Form 8-K dated February 4, 2005, Prudential Financial, Inc. (the “Company”) committed during the fourth quarter of 2004 to sell or exit its Dryden Wealth Management business. This business, which as of March 31, 2005 had a book value of approximately $85 million, encompasses the Company’s private client wealth management business in Europe and Asia.

On June 30, 2005, a subsidiary of the Company entered into an agreement with a subsidiary of Fortis N.V. (“Fortis”) providing for the sale of the Company’s Dryden Wealth Management business to Fortis for a purchase price approximately equal to book value, adjusted for certain pension liabilities to be retained by the Company and subject to adjustments based on client asset levels and other factors. Completion of the transaction, currently expected to occur during the fourth quarter of 2005, is subject to receipt of regulatory approvals and the satisfaction of other conditions to closing.

The Company currently estimates that it will expend in aggregate approximately $45 million in transaction and transaction related costs during 2005 in connection with the sale of the Dryden Wealth Management business as contemplated by the agreement with Fortis. The Company had expended approximately $5.5 million of such costs through March 31, 2005.

As a result of the execution of the agreement with Fortis, results of the Dryden Wealth Management business, which commencing with the fourth quarter of 2004 were included in Corporate and Other operations as the results of a divested business, will now be included in Discontinued Operations. The results of Discontinued Operations are included in net income determined in accordance with generally accepted accounting principles (“GAAP”) but are excluded from income from continuing operations determined in accordance with GAAP. Results of both divested businesses and Discontinued Operations are excluded from adjusted operating income, which differs from net income and income from continuing operations determined in accordance with GAAP but is the financial measure that the Company uses to analyze the operations of each segment in managing its Financial Services Businesses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 30, 2005

PRUDENTIAL FINANCIAL, INC.

By:	/s/ Brian J. Morris
Name:	Brian J. Morris
Title:	Assistant Secretary